Exhibit 10.3(b)

Maximum Amount Guaranty Contract

Reference No. : 2016 Zhenzhong Yinbubaoezi No.00443A

Guarantor: Shenzhen Highpower Technology Co., Ltd

Business License: 440307503274740

Legal Representative: Dangyu Pan

Address: Building 1, NO 68, Xinxia Road, Pinghu street, Longgang district, Shenzhen;

Postal code: 518000

Deposit A/C and financial institutions: Bank of China, Pinghu Sub-branch, Shenzhen, 744557938816

Telephone: 0755-89686236; Facsimile: 0755-89686298

Creditor: Bank of China, Buji Sub-branch.

Legal Representative: DENG ZHENGBO

Address: 108, Buji Road, Buji Town, Longgang District, Shenzhen; Postal code: 518000

Telephone: 0755-22337156 ; Facsimile: 0755-28772290

In order to guarantee specified in article 1 of this contract under the main contract, the payment of the debt guarantor willing to provide guarantee to the creditor. The both parties signed this contract through equal consultation. Except as otherwise agreed in this contract, the words of the contract in explanation are based on the main contract.

Clause 1 Principle Contract

1.       The principle contract is “Comprehensive credit contract (2016zhenzhongyinbuexiezi No 0000443)” and its supplements signed between Creditor and Debtor, icon energy system (Shenzhen) co., ltd.

Clause 2 Principle Creditor’s rights and the period

Unless otherwise agreed, the creditor’s rights under the following contracts and the creditor’s rights occurred before the engagement of this contract constitutes the principle creditor’s rights of this contract.

The creditor’s right occurred under comprehensive contract starting from the date of effectiveness, and ends upon the expiration of all the specific creditor’s rights.

Clause 3 The maximum amount guaranteed

1.The maximum amount assumed guaranteed is:

Currency: Renminbi

Amount (Capital letter): twenty million only

Amount (in numbers): 20,000,000.00

2.The principle creditor’s rights under the principle contract constitute the principle creditor’s rights under this contract, which includes: loan principle, interest, compound interest, punitive interest, liquidated damage, the cost for realization of the creditor’s right (includes but not limited to the announcement fee, delivery fees, appraisal fees, legal fees, travel expenses, assessment fees, auction fees, the property preservation fee, compulsory execution fee and etc), as well as the Pledgee’s loss due to the breach of covenants.

The sum of the above terms constitutes the maximum amount of guaranteed for this contract.

Clause 4 Types of guaranty

Joint responsibility guaranty.

Clause 5 The guarantee responsibilities

Under the circumstance that, the debtor of principle contract failed to pay off the creditor’s rights when due (on due date or early termination date), the guaranty is assumed to be responsible in accordance with this contract.

The due date in the previous sentence means the repayment date agreed in the principle contract. The early termination date is the termination date request by creditor per law or per agreements under the principle contracts.

Creditor’s rights on other guarantee contracts or collateral contracts should not have an impact on the performing of this contract. Guarantor should assume responsibility under this contract rather than plea with the execution in order.

Clause 6 The responsible period

The responsible period for this contract is two years after the establishment of the creditor’s rights under Clause 2

During the period, Creditor is entitled to the right to request the assumption of responsibility from Guarantor in full or in part on one or on all creditor rights.

Clause 7 The duration of action

During the period that the creditor’s rights have not been paid off when due, Guarantor is assumed responsible under the joint responsibility guarantee. Creditor is entitled to claim the rights within the responsible period defined in Clause 6, the duration of action started upon the request.

Clause 8 The relationship between this contract and the principle contract

Upon the termination or early termination of the principle contract, Guarantor assumes guarantee responsibility on occurred debt.

The change of principle contract will not be informed to the Guarantor unless under the following circumstances, change of currency, interest rate, amount, period, or other terms which might affect the increase of the amount of the principle creditor’s rights or extend the effective period of the principle contract. Guarantor remains obligated to assume the guarantee responsibility to the changed principle contract.

Under the previous stated circumstance which Guarantor‘s consent is required, Pledgor Guarantor is entitled to the right to reject to assume the guarantee responsibility on the incremental portion.

Under the circumstances that, Creditor provide the letter of credit, trade financing services to debtor under the principle contract, Guarantor won’t be notified but assumed guarantee responsibility. It is the Creditor’s responsibility to registry for the incremental business contract.

Clause 9 Statements and Commitments

Guarantor’s statement:

1. Guarantor is legally registered and operating, and owns the full civil rights required by this contract.

2. Signing and performing the contract is the true will of Guarantor, Guarantor has been granted all necessary authorizations in effect before signing the contract. The contract does not form a default for other contracts signed and performed by Guarantor. It is Guarantor’s responsibility to complete all required approvals, registrations, permits and filings.

3. All document and information provided by Guarantor to Creditor are true, complete, accurate and effective.

4. Guarantor is willing to cooperate in the check and inspection on its financial conditions performed by Creditor.

5. Guarantor did not conceal any existing liability upon the signing of the contract

6. Inform the Creditor in time for any issues might affect Guarantor’s performing capability, which including but not limited to business splitting, merger and termination, disposal of major assets, restructuring, reorganization, joint venture arrangement with foreign capitals, changing of controlling shareholders or de facto control of Party A, capital reduction, liquidation, re-pledge the encumbered assets, withdrawal, bankruptcy, dissolution and involved in significant law suits.

Clause 10 Breach of covenants

Any of the following situations would be considered as breach of contract covenant:

1. Guarantor is in violation with the previous terms of the contract.

2. The statements of the Guarantor is untrue or in violation with its commitments

3. The occurrence of issues defined under the point 6 of clause 9 which might affect the Guarantor’s financial position and performing capability.

4. Experiencing the termination of operation or bankruptcy.

5. In violation with other rights and obligations agreed in this contract.

6. Guarantor breaches the covenants on other credit line contracts with Party B or other affiliated institutions of Bank of China.

When any of the above mentioned situations noticed, Creditor will perform the following in separate or all at the same time:

1) Request Guarantor to rectify within a definite time.

2) Reduce, temporarily pause or permanently terminate Guarantor’s Credit limit in part or in all

3) Temporarily pause or permanently terminate in part or in all of Guarantor’s application on specific credit line under this contract.

4) Announce the immediate expiration on all the credit lines granted under this contract and affiliated specific credit line contracts.

5) Terminate or release this contract, terminate or release in part or in all of the affiliated specific credit line contracts as well as the other contracts signed between Guarantor and Creditor

6) Request compensation from Guarantor on the losses thereafter caused.

7) Assume the guarantee responsibility on Guarantors.

8) Other necessary procedures on Party B’s concern

Clause 11 Rights reserved

Either party might reserve part of or all of the rights under this contract and the affiliated specific credit line contracts, this does not imply the party has surrendered or remitted the unperformed rights and obligations.

Either party might sometimes tolerate, extend or delay the execution of certain rights, this does not deem as the party has surrendered or remitted the rights.

Clause 12 Change, Modification, Termination and Partial invalidity

Upon negotiation and agreed by both parties, this contract can be changed and modified, the written record of the changes and modifications should form the inseparable part of this contract.

Unless ruled by law or both parties formed a separate agreement, the contract would not be terminated prior to all the rights and obligations defined are fulfilled.

Unless ruled by law or both parties formed a separate agreement, the void of single terms under this contract should no invalid other contract under this contract.

Clause 13 Applicable Law and Resolution for Dispute

This contract is entered into according with the People’s Republic of China, and applicable to the law of the People’s Republic of China.

The resolution of dispute should be appealed in Party B or other Bank of China subsidiaries defined in this contract or other affiliated contracts

Clause 14 Attachments

After both sides confirmed the annex shall form an integral part of this contract, have the same legal effect with this contract.

Clause 15 Other terms and conditions

1. Without Creditor’s prior written approval, Guarantor is not allowed to transfer the rights and obligations under this contract to 3rd Parties.

2. Guarantor should give the consent that, Creditor might somehow authorize other affiliated institution of Bank of China to perform the obligation. The performing party entitles all the rights and obligations under this contract and the affiliated credit line contracts, the performing party reserves the rights to appeal a resolution of dispute if necessary.

3. The contract has equivalent restrictions to the successors or inherits of both parties.

4. Unless otherwise agreed, the domicile addresses stated in this contract are for corresponding use; both parties should notify each other in writing about any changes of its domicile addresses.

5. The title and name of business product is for business purposes, will not used for interpretation of the contract terms and the rights and obligations.

Clause 16 Effectiveness of the contract

This contract is established and enters into effective upon signing or sealing by the legal representatives (or person-in-charge) of Guarantor and Creditor or their duly authorized agents, together with sealing by the company chop.

The pledge is established upon the effectiveness of this contract.

This contract will be printed and signed in four copies, Creditor holds two copies, Guarantor and the debtor hold one copy each; each copy has the same legal effect

[COMPANY SEAL]

Stamp of Guarantor (if Guarantor is a corporation)

Signature of Authorized Representative /s/ Dangyu Pan

/s/ [COMPANY SEAL]

Stamp of Creditor (if Creditor is a corporation)

Signature of legal representative or authorized representative /s/ Deng Zhengbo